Exhibit 99.01

DexCom Inc. Reports Second Quarter 2010 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-August 3, 2010) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results for the quarter ended June 30, 2010.

Product revenue grew to approximately $9.0 million for the second quarter of 2010, an increase of approximately 120% from the $4.1 million in product revenue reported for the second quarter of 2009, and an increase of approximately 34% from the $6.8 million in product revenue reported for the first quarter of 2010. Total second quarter 2010 revenue, which includes development grant and other revenue, was $11.8 million, an increase of approximately 75% from the same quarter in 2009, and an increase of approximately 23% from the first quarter of 2010. The Company reported a net loss of $11.7 million, down from $15.3 million for the second quarter of 2009. The net loss included $3.9 million in non-cash expenses during the second quarter of 2010, attributed primarily to share-based compensation. Net loss was $0.20 per share for the second quarter of 2010, down from a net loss of $0.33 per share for the second quarter of 2009. During the quarter, we converted $2 million of convertible debt into approximately 256,000 shares of common stock, leaving a remaining outstanding balance of $4 million of convertible debt as of June 30, 2010.

Product cost of sales increased $1.7 million to $6.3 million for the second quarter of 2010 compared to $4.6 million for the same quarter in 2009, primarily due to increased volume of product sales. Total cost of sales was $7.3 million for the second quarter of 2010, compared to $7.8 million for the second quarter of 2009. The decrease was due to lower development and other costs related to our development and collaboration agreements entered into during 2008. Research and development expense increased by approximately $2.0 million to $5.4 million for the second quarter of 2010, compared to $3.5 million for the second quarter of 2009. The increase in research and development expense was due primarily to increased development efforts for our ambulatory products and decreased activity under our development and collaboration agreements. Selling, general and administrative expense increased by approximately $1.4 million to $10.4 million for the second quarter of 2010, compared to $9.0 million for the second quarter of 2009, with the change primarily due to additional customer service, sales and IT costs. As of June 30, 2010, the Company had $42.2 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or 1 (847) 413-3238 (International) and use the confirmation number “27580067” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended June 30, 2010, as filed with the Securities and Exchange Commission on August 3, 2010.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Operating Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands – except par value data)

(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$6,090	$3,577
Short-term marketable securities, available-for-sale	33,991	24,439
Accounts receivable, net	4,661	3,490
Inventory	4,087	2,641
Prepaid and other current assets	1,614	2,773

Total current assets	50,443	36,920
Property and equipment, net	7,775	6,422
Restricted cash	2,164	2,414
Other assets	183	1,192

Total assets	$60,565	$46,948

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,684	$5,745
Accrued payroll and related expenses	4,883	4,406
Current portion of long-term debt	900	900
Current portion of deferred revenue	4,047	7,745

Total current liabilities	15,514	18,796
Other liabilities	750	840
Long-term debt, net of current portion	3,283	45,757

Total liabilities	19,547	65,393
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 58,207 and 57,924 shares issued and outstanding, respectively, at June 30, 2010; and 46,324 and 46,045 shares issued and outstanding, respectively, at December 31, 2009	58	46
Additional paid-in capital	364,133	272,730
Accumulated other comprehensive loss	(5)	(13)
Accumulated deficit	(323,168)	(291,208)

Total stockholders’ equity (deficit)	41,018	(18,445)

Total liabilities and stockholders’ equity (deficit)	$60,565	$46,948

DexCom, Inc.

Consolidated Statements of Operations

(In thousands – except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Product revenue	$9,043	$4,112	$15,807	$6,784
Development grant and other revenue	2,743	2,639	5,524	5,179

Total revenue	11,786	6,751	21,331	11,963
Product cost of sales	6,318	4,627	11,458	8,149
Development and other cost of sales	949	3,172	1,895	5,125

Total cost of sales	7,267	7,799	13,353	13,274

Gross margin (deficit)	4,519	(1,048)	7,978	(1,311)
Operating expenses
Research and development	5,425	3,455	10,164	6,626
Selling, general and administrative	10,362	8,952	20,156	16,855

Total operating expenses	15,787	12,407	30,320	23,481
Operating loss	(11,268)	(13,455)	(22,342)	(24,792)
Interest income	23	107	53	230
Interest expense	(197)	(1,982)	(1,496)	(3,910)
Loss on debt extinguishment upon conversion of convertible debt	(245)	—	(8,175)	—

Net loss	$(11,687)	$(15,330)	$(31,960)	$(28,472)

Basic and diluted net loss per share	$(0.20)	$(0.33)	$(0.59)	$(0.67)

Shares used to compute basic and diluted net loss per share	57,554	45,832	54,440	42,718